INVESTMENT ADVISORY AGREEMENT

between

USAA MUTUAL FUNDS TRUST

and

VICTORY CAPITAL MANAGEMENT INC.

AGREEMENT made as of the 1st day of July 2019, by and between USAA Mutual Funds Trust (the "Trust"), a Delaware statutory trust which may issue one or more series of shares of beneficial interest, and Victory Capital Management Inc., a New York corporation (the "Adviser").

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory services to the funds listed on Schedule A individually and not jointly (each, a "Fund" and collectively, the "Funds"), and the Adviser represents that it is willing and possesses legal authority to so furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.Appointment.

(a)General. The Trust hereby appoints the Adviser to act as investment adviser to the Funds for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

(b)Sub-Advisers. Subject to the general supervision and control of the Trust's Board of Trustees and under the terms and conditions set forth in this Agreement, the Adviser, at its own expense, may select and contract with one or more Sub-Advisers to manage the investment operations and composition of each Fund and render investment advice for each Fund, including the purchase, retention and disposition of the investments, securities and cash contained in each Fund, in accordance with such Fund's investment objectives, policies and restrictions as stated in the Trust's Master Trust Agreement, By-Laws, and such Fund's Prospectus and Statement of Additional Information, as is from time to time in effect; provided that, (i) the Adviser will continue to have overall supervisory responsibility for the general management and investment of each Fund's assets, and (ii) any contract with a Subadviser (a "Sub-Advisory Agreement") shall be in compliance with an approved in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the Securities and Exchange Commission ("SEC") or its staff.

Subject to the general supervision and control of the Trust's Board of Trustees, the Adviser will have full discretion to (i) select new or additional Sub-Advisers for each Fund, (ii) enter into and materially modify existing Sub-Advisory Agreements, and (iii) terminate and replace any sub advisor. In connection with the Adviser's responsibilities here in, the Adviser will assess each Fund's investment focus and will seek to implement decisions with respect to the allocation and reallocation of each Fund's assets among one or more current or additional Sub-Advisers from time to time, as the Adviser deems appropriate, to enable each Fund to achieve its investment goals. In addition the Adviser will monitor compliance of each Subadviser with the investment objectives, policies and restrictions of any Funds or Funds (or portions of any Fund) under the management of each such a Subadviser, and review and report to the Trust's Board of Trustees on the performance of each Subadviser. The Adviser will furnish, or cause the appropriate Sub-Advisers to furnish, to the Board such periodic and special reports and other information as the Board may reasonably request. A Sub-Adviser may be an affiliate of the Adviser.

2.Delivery of Documents. The Trust has delivered to the Adviser copies of each of the following documents along with all amendments thereto through the date hereof, and will promptly deliver to it all future amendments and supplements thereto, if any:

(a)the Trust's Master Trust Agreement;

(b)the Bylaws of the Trust;

(c)resolutions of the Board of Trustees of the Trust authorizing the execution and delivery of this Agreement;

(d)the most recent Post-Effective Amendment to the Trust's Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act, on Form N-1A as filed with the SEC;

(e)Notification of Registration of the Trust under the 1940 Act on Form N-8A as filed with the SEC; and

(f)the currently effective Prospectuses and Statements of Additional Information of the Funds.

3.Investment Advisory Services.

(a)Management of the Funds. The Adviser hereby undertakes to act as investment adviser to the Funds. The Adviser shall regularly provide investment advice to the Funds and continuously supervise the investment and reinvestment of cash, securities and other property composing the assets of the Funds and, in furtherance thereof, shall:

(i)supervise all aspects of the operations of the Trust and each Fund;

(ii)obtain and evaluate pertinent economic, statistical and financial data, as well as other significant events and developments, which affect the economy generally, the Funds' investment programs, and the issuers of securities included in the Funds' investment portfolios and the industries in which they engage, or which may relate to securities or other investments which the Adviser may deem desirable for inclusion in a Fund's investment portfolio;

(iii)determine which issuers and securities shall be included in the portfolio of each Fund;

(iv)furnish a continuous investment program for each Fund;

(v)in its discretion and without prior consultation with the Trust, buy, sell, lend and otherwise trade any stocks, bonds and other securities and investment instruments on behalf of each Fund; and

(vi)take, on behalf of each Fund, all actions the Adviser may deem necessary in order to carry into effect such investment program and the Adviser's functions as provided above, including the making of appropriate periodic reports to the Trust's Board of Trustees.

(b)Covenants. The Adviser shall carry out its investment advisory and supervisory responsibilities in a manner consistent with the investment objectives, policies, and restrictions provided in: (i) each Fund's Prospectus and Statement of Additional Information as revised and in effect from time to time; (ii) the Trust's Master Trust Agreement, Bylaws or other governing instruments, as amended from time to time; (iii) the 1940 Act; (iv) other applicable laws; and (v) such other investment policies, procedures and/or limitations as may be adopted by the Trust with respect to a Fund and provided to the Adviser in writing. The Adviser agrees to use reasonable efforts to manage each Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder (the "Code"), except as may be authorized to the contrary by the Trust's Board of Trustees. The management of the Funds by the Adviser shall at all times be subject to the review of the Trust's Board of Trustees.

(c)Books and Records. Pursuant to applicable law, the Adviser shall keep each Fund's books and records required to be maintained by, or on behalf of, the Funds with respect to advisory services rendered hereunder. The Adviser agrees that all records which it maintains for a Fund are the property of the Fund and it will promptly surrender any of such records to the Fund upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records of the Fund required to be preserved by such Rule.

(d)Reports, Evaluations and other Services. The Adviser shall furnish reports, evaluations, information or analyses to the Trust with respect to the Funds and in connection with the Adviser's services hereunder as the Trust's Board of Trustees may request from time to time or as the Adviser may otherwise deem to be desirable. The Adviser shall make recommendations to the Trust's Board of Trustees with respect to Trust policies, and shall carry out such policies as are adopted by the Board of Trustees. The Adviser shall, subject to review by the Board of Trustees, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

(e)Purchase and Sale of Securities. The Adviser shall place all orders for the purchase and sale of portfolio securities for each Fund with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser to the extent permitted by the 1940 Act and the Trust's policies and procedures applicable to the Funds. The Adviser shall use its best efforts to seek to execute portfolio transactions at prices which, under the circumstances, result in total costs or proceeds being the most favorable to the Funds. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, research services provided to the Adviser, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In no event shall the Adviser be under any duty to obtain the lowest commission or the best net price for any Fund on any particular transaction, nor shall the Adviser be under any duty to execute any order in a fashion either preferential to any Fund relative to other accounts managed by the Adviser or otherwise materially adverse to such other accounts.

(f)Selection of Brokers or Dealers. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Adviser, the Funds and/or the other accounts over which the Adviser exercises investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that the total commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to accounts over which it exercises investment discretion. The Adviser shall report to the Trust's Board of Trustees regarding overall commissions paid by the Fund and their reasonableness in relation to their benefits to the Fund. Any transactions for a Fund that are effected through an affiliated broker-dealer on a national securities exchange of which such broker-dealer is a member will be effected in accordance with Section 11(a) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Rule lla2- 2(T). The Fund hereby authorizes any such broker or dealer to retain commissions for effecting such transactions and to pay out of such retained commissions any compensation due to others in connection with effectuating those transactions.

(g)Aggregation of Securities Transactions. In executing portfolio transactions for a Fund, the Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be sold or purchased with those of other Funds or its other clients if, in the Adviser's reasonable judgment, such aggregation (i) will result in an overall economic benefit to the Fund, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses, and trading requirements, and (ii) is not inconsistent with the policies set forth in the Trust's registration statement and the Fund's Prospectus and Statement of Additional Information. In such event, the Adviser will allocate the securities so purchased or sold, and the expenses incurred in the transaction, in an equitable manner, consistent with its fiduciary obligations to the Fund and such other clients.

4.Representations and Warranties.

(a)The Adviser hereby represents and warrants to the Trust as follows:

(i)The Adviser is a corporation duly organized and in good standing under the laws of the State of New York and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

(ii)The Adviser is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and is registered or licensed as an investment adviser under the laws of all applicable jurisdictions. The Adviser shall maintain such registrations or licenses in effect at all times during the term of this Agreement.

(iii)The Adviser at all times shall provide its best judgment and effort to the Trust in carrying out the Adviser's obligations hereunder.

(b)The Trust hereby represents and warrants to the Adviser as follows:

(i)The Trust has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms.

(ii)The Trust is registered as an investment company with the SEC under the 1940 Act and shares of each Fund are registered for offer and sale to the public under the 1933 Act and all applicable state securities laws where currently sold. Such registrations will be kept in effect during the term of this Agreement.

5.Compensation. As compensation for the services which the Adviser is to provide or cause to be provided pursuant to Paragraph 3, each Fund shall pay to the Adviser out of Fund assets a fee in the amount computed as set forth in Schedules A - B. At the request of the Adviser, some or all of such fee shall be paid directly to a Sub-Adviser. The fee for any partial month under this Agreement shall be calculated on a proportionate basis.

6.Interested Persons. It is understood that, to the extent consistent with applicable laws, the Trustees, officers and shareholders of the Trust are or may be or become interested in the Adviser as directors, officers or otherwise and that directors, officers and shareholders of the Adviser are or may be or become similarly interested in the Trust.

7.Expenses. As between the Adviser and the Funds, the Funds will pay for all their expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Funds shall include, without limitation, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments, which the parties acknowledge might be higher than other brokers would charge when a Fund utilizes a broker which provides brokerage and research services to the Adviser as contemplated under Paragraph 3 above; (iii) fees and expenses of the Trust's Trustees that are not employees of the Adviser; (iv) legal and audit expenses; (v) administrator, custodian, pricing and bookkeeping, registrar and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Funds' shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy material to shareholders, unless otherwise required; (viii) all other expenses incidental to holding meetings of shareholders, including proxy solicitations therefor, unless otherwise required; (ix) expenses of typesetting for printing Prospectuses and Statements of Additional Information and supplements thereto; (x) expenses of printing and mailing Prospectuses and Statements of Additional Information and supplements thereto sent to existing shareholders; (xi) insurance premiums for fidelity bonds and other coverage to the extent approved by the Trust's Board of Trustees; (xii) association membership dues authorized by the Trust's Board of Trustees; and (xiii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust is a party (or to which the Funds' assets are subject) and any legal obligation for which the Trust may have to provide indemnification to the Trust's Trustees and officers.

8.Non-Exclusive Services; Limitation of Adviser's Liability. The services of the Adviser to the Funds are not to be deemed exclusive and the Adviser may render similar services to others and engage in other activities. The Adviser and its affiliates may enter into other agreements with the Funds and the Trust for providing additional services to the Funds and the Trust which are not covered by this Agreement, and to receive additional compensation for such services. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the

Adviser, or a breach of fiduciary duty with respect to receipt of compensation, neither the Adviser nor any of its directors, officers, shareholders, agents, or employees shall be liable or responsible to the Trust, the Funds or to any shareholder of the Funds for any error of judgment or mistake of law or for any act or omission in the course of, or connected with, rendering services hereunder or for any loss suffered by the Trust, a Fund or any shareholder of a Fund in connection with the performance of this Agreement.

9.Effective Date; Modifications; Termination. This Agreement shall become effective as of the date first above written, provided that it shall have been approved by a majority of the outstanding voting securities of each Fund, in accordance with the requirements of the 1940 Act, or such later date as may be agreed by the parties following such shareholder approval.

(a)With respect to each Fund, this Agreement shall continue in force for a period of two years from the date first set forth above, or from such date that a new series of the Trust is added as a Fund to this Agreement, whichever is later. Thereafter, this Agreement shall continue in effect as to each Fund for successive annual periods, provided such continuance is specifically approved at least annually (i) by a vote of the majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval and (ii) by a vote of the Trust's Board of Trustees or a majority of the outstanding voting shares of the Fund.

(b)The modification of any of the non-material terms of this Agreement may be approved by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(c)Notwithstanding the foregoing provisions of this Paragraph 9, either party hereto may terminate this Agreement at any time on sixty (60) days' prior written notice to the other, without payment of any penalty. Such a termination by the Trust may be effected severally as to any particular Fund, and shall be effected as to any Fund by vote of the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall terminate automatically in the event of its assignment.

10.Limitation of Liability of Trustees and Shareholders. The Adviser acknowledges the following limitation of liability:

The terms "USAA Mutual Funds Trust" and "Trustees" refer, respectively, to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Master Trust Agreement, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the State of Delaware, such reference being inclusive of any and all amendments thereto so filed or hereafter filed. The obligations of the Trust entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with the Trust or a Fund must look solely to the assets of the Trust or Fund for the enforcement of any claims against the Trust or Fund.

11.Certain Definitions. The terms "vote of a majority of the outstanding voting securities," "assignment," "control," and "interested persons," when used herein, shall have the respective meanings specified in the 1940 Act. References in this Agreement to the 1940 Act and the Advisers Act shall be construed as references to such laws as now in effect or as hereafter amended, and shall be understood as inclusive of any applicable rules, interpretations and/or orders adopted or issued thereunder by the SEC.

12.Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust's Board of Trustees from time to time, have no authority to act for or represent a Fund in any way or otherwise be deemed an agent of a Fund.

13.Structure of Agreement. The Trust is entering into this Agreement on behalf of the respective Funds severally and not jointly. The responsibilities and benefits set forth in this Agreement shall refer to each Fund severally and not jointly. No Fund shall have any responsibility for any obligation of any other Fund arising out of this Agreement. Without otherwise limiting the generality of the foregoing:

(a)any breach of any term of this Agreement regarding the Trust with respect to any one Fund shall not create a right or obligation with respect to any other Fund;

(b)under no circumstances shall the Adviser have the right to set off claims relating to a Fund by applying property of any other Fund; and

(c)the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the particular Fund to which such relationship and consideration applies.

This Agreement is intended to govern only the relationships between the Adviser, on the one hand, and the Trust and the Funds, on the other hand, and (except as specifically provided above in this Paragraph

14)is not intended to and shall not govern (i) the relationship between the Trust and any Fund or (ii) the relationships among the respective Funds.

14.Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware. Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts within the State of Delaware, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that any such court does not have jurisdiction over that party.

16.Third-Party Beneficiaries. No person other than the Funds and the Adviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund any direct, indirect, derivative, or other rights against the Adviser, or (ii) create or give rise to any duty or obligation on the part of the Adviser (including without limitation any fiduciary duty) to any person other than the Fund (including without limitation any shareholder in the Fund), all of which rights, benefits, duties, and obligations are hereby expressly excluded.

17.Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

18.Notices. Notices of any kind to be given to the Trust hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to 3435 Stelzer Road, Columbus, Ohio 43219-3035, Attention: Chair of the Board of USAA Mutual Funds Trust, or at such other address or to such individual as shall be so specified by the Trust to the Adviser. Notices of any kind to be given to the Adviser hereunder by the Trust shall be in writing and shall be duly given if mailed or delivered to the Adviser at 4900 Tiedeman Road, 4th Floor, Brooklyn, Ohio 44144, Attention: President, with a copy to Christopher K. Dyer, or at such other address or to such individual as shall be so specified by the Adviser to the Trust. Notices shall be effective upon delivery.

19.Amendment of Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act and rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff.

20.Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.Headings. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

22.Entire Agreement. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date written above.

USAA MUTUAL FUNDS TRUST		VICTORY CAPITAL MANAGEMENT INC.
On behalf of the Funds listed on Schedule A,
individually and not jointly
By:	______________________________	By:	______________________________
Name: Christopher K. Dyer		Name:	Michael D. Policarpo
Title:	President	Title:	President, Chief Financial Officer and

Chief Administrative Officer

SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

between

USAA MUTUAL FUNDS TRUST

and

VICTORY CAPITAL MANAGEMENT INC.

Dated July 1, 2019

This Schedule A shall apply to each of the Funds identified on Schedule A-1 hereto (each, a "Fund").

(a)General. The Trust shall pay to the Adviser, as compensation for the Adviser's services and expenses assumed hereunder, a fee determined with respect to each Fund, which shall be composed of the Basic Fee (defined below) and a Performance Adjustment (defined below) to the Basic Fee based upon the investment performance of a class of shares of the Fund in relation to the investment record of a securities index determined by the Trust's Board of Trustees ("Board") to be appropriate over the same period.

(b)(1) Index and Changes Thereto. The Board has designated for each Fund the index identified on Schedule A-1 as the index to be used for purposes of determining the Performance Adjustment (referred to herein as the "Index"). From time to time, the Board may, by a vote of the Board voting in person, including a majority of the Board members who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such parties, determine that another securities index is a more appropriate benchmark than the Index for purposes of evaluating the performance of a Fund, including without limitation in the event that the party who publishes the Index ("Index Provider") determines to terminate publishing the Index. After ten days' written notice to the Adviser, a different index (the "Successor Index") shall be substituted for the Index in prospectively calculating the Performance Adjustment. However, the calculation of that portion of the Performance Adjustment attributable to any portion of the performance period prior to the adoption of the Successor Index will still be based upon the Fund's performance compared to the Index. Notwithstanding the foregoing, in the event that an Index Provider determines to terminate publishing an Index and such Index is superseded by a Successor Index designated by the Index Provider, the Successor Index shall be substituted for the Index in prospectively calculating the Performance Adjustment.

(b)(2) Calculation by Class; Alternative Single Class Calculation. The Performance Adjustment shall be calculated for and applied to each share class of a Fund separately. In the future, the Board may approve, by a vote of the Board voting in person, including a majority of the Board members who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such parties, the designation of a single share class of a Fund for purposes of calculating the Performance Adjustment and the same Performance Adjustment will be applied across each other class of shares of the Fund. From time to time, the Board may determine that a different class or classes of shares of the Trust representing interests in a Fund other than the designated class is more appropriate for use in calculating the Performance Adjustment. After ten days' written notice to the Adviser, such different class or classes of shares (the "Successor Class") shall be substituted for the designated class in calculating the Performance Adjustment for a Fund. The use of a Successor Class of shares for purposes of calculating the Performance Adjustment shall apply to the entire performance period so long as such Successor Class was outstanding at the beginning of such period. In the event that such Successor Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which such Successor Class was outstanding and any prior portion of the Performance Period shall be calculated using the class of shares previously designated.

(c)Basic Fee. The basic fee for a Fund (the "Basic Fee") for any period shall equal: (i) the Fund's average net assets during such period, multiplied by (ii) the annual rate identified for such Fund on Schedule A-1 hereto, multiplied by (iii) a fraction, the numerator of which is the number of calendar days in the payment period and the denominator of which is 365 (366 in leap years).

(d)Performance Adjustment. The amount of the performance adjustment (the "Performance Adjustment") shall equal: (i) the average net assets of the Fund (or the class) over the Performance Period (as defined below), multiplied by (ii) the Adjustment Rate (as defined below), multiplied by (iii) a fraction, the numerator of which shall be the number of days in the last month of the Performance Period and the denominator of which shall be 365. The resulting dollar figure will be added to or subtracted from the Basic Fee depending on whether the Fund (or the class) experienced better or worse performance than the Index.

(e)Adjustment Rate. The adjustment rate (the "Adjustment Rate") shall be as set forth in Schedule A-2 for each Fund, provided, however, that the Performance Adjustment may be further adjusted to the extent necessary to ensure that the total adjustment to the Basic Fee on an annualized basis does not exceed the maximum Performance Adjustment identified for such Fund in Schedule

A-2.

(f)Performance Period. The performance period (the "Performance Period") for the Funds listed in Schedule A-1 on the effective date of this Agreement shall be measured from [insert Agreement date] or, for any Fund created after that date, the Fund's inception date (the "Commencement Date"). The Commencement Date for any Fund added to Schedule A-1 after the effective date of this Agreement shall be the effective date of the amendment adding such Fund to Schedule A-1. Any new share class of an existing Fund that is offered subsequent to the Fund commencing operations shall adopt the performance of the Fund's oldest share class for periods prior to the date the new class is first offered without adjustment for any differences in fees and expenses between the two share classes.

The Performance Period shall consist of the current month plus the preceding months through the Commencement Date until a period of 36 months is included in the Performance Period, provided, however, that no Performance Adjustment shall be made with respect to any period that is less than 12 months. In months subsequent to a 36-month Performance Period having been reached, the Performance Period will be a rolling 36-month period consisting of the most recently completed month and the previous 35 months.

(g)Measurement Calculation. The Fund's investment performance will be measured by comparing the

(i)opening net asset value of one share of the class of the Fund on the first business day of the Performance Period with (ii) the closing net asset value of one share of the class of the Fund as of the last business day of such period. In computing the investment performance of the Fund and the investment record of the Index, distributions of realized capital gains, the value of capital gains taxes per share paid or payable undistributed realized long-term capital gains accumulated to the end of such period and dividends paid out of investment income on the part of the Fund, and all cash distributions of the companies whose securities comprise the Index, will be treated as reinvested in accordance with Rule 205-1 or any other applicable rule under the Advisers Act.

(h)Payment of Fees. The fee payable hereunder shall be computed daily and paid monthly in arrears.

(i)Average Net Assets. The term "average net assets" of a Fund or class as used herein for any period shall mean the quotient produced by dividing (i) the sum of the net assets of the Fund or class (computed in the manner set forth in the Fund's most recent Prospectus and Statement of Additional Information) determined as of the close of business on each business day throughout the month, by (ii) the number of such days.

(j)Termination. In the event this Agreement with respect to any Fund or class is terminated as of a date other than the last day of any month, the Basic Fee shall be computed on the basis of the period ending on the last day on which this Agreement is in effect for such Fund or class, subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month. The amount of any Performance Adjustment to the Basic Fee will be computed on the basis of and applied to the average net assets over the Performance Period ending on the last day on which this Agreement is in effect for such Fund or class.

SCHEDULE A-1 TO ADVISORY AGREEMENT

FUNDS WITH PERFORMANCE ADJUSTMENT

		Annual Basic		Must Be
Name of Fund†	Performance Index	Fee Rate"	Last Date	Approved
			Approved	By Date
Aggressive Growth Fund	Lipper Large-Cap Growth Funds	*	July 1, 2019	June 30, 2021
	Index

California Bond Fund	Lipper California Municipal Debt	**	July 1, 2019	June 30, 2021
	Funds Index

Capital Growth Fund	Lipper Global Funds Index	0.75%	July 1, 2019	June 30, 2021

Emerging Markets Fund	Lipper Emerging Markets Funds	1.00%	July 1, 2019	June 30, 2021
	Index

Global Equity Income	Lipper Global Equity Income Funds	0.50%	July 1, 2019	June 30, 2021
Fund	Index

Government Securities	Lipper Intermediate U.S.	0.125%	July 1, 2019	June 30, 2021
Fund	Government Funds Index

Growth & Income Fund	Lipper Multi-Cap Core Funds Index	0.60%	July 1, 2019	June 30, 2021

Growth and Tax Strategy	Composite Consisting of 51% of the	0.30%	July 1, 2019	June 30, 2021
Fund	Lipper General Municipal Bond
	Funds Index and 49% of the Lipper
	Large Cap Core Funds Index

Growth Fund	Lipper Large-Cap Growth Funds	0.65%	July 1, 2019	June 30, 2021
	Index

High Income Fund	Lipper High Yield Bond Funds	0.50%	July 1, 2019	June 30, 2021
	Index

Income Stock Fund	Lipper Equity Income Funds Index	0.50%	July 1, 2019	June 30, 2021

Income Fund	Lipper A Rated Bond Funds Index	0.24%	July 1, 2019	June 30, 2021

Intermediate-Term Bond	Lipper Core Plus Bond Funds Index	**	July 1, 2019	June 30, 2021
Fund

†The Performance Adjustment initially will be determined for each share class separately based on the performance of that share class, unless the Board determines otherwise.

"Expressed as a percentage of average net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily or contractually waive any portion of the advisory fee from time to time. In addition, the Adviser may from time to time undertake in writing to limit the Funds' total expenses for a definite period of time.

		Annual Basic		Must Be
Name of Fund†	Performance Index	Fee Rate"	Last Date	Approved
			Approved	By Date
Tax Exempt Intermediate-	Lipper Intermediate Municipal Debt	0.28%	July 1, 2019	June 30, 2021
Term Fund	Funds Index

International Fund	Lipper International Funds Index	0.75%	July 1, 2019	June 30, 2021

Tax Exempt Long-Term	Lipper General Municipal Debt	0.28%	July 1, 2019	June 30, 2021
Fund	Funds Index

New York Bond Fund	Lipper New York Municipal Debt	**	July 1, 2019	June 30, 2021
	Funds Index

Precious Metals and	Lipper Precious Metals Equity Funds	0.75%	July 1, 2019	June 30, 2021
Minerals Fund	Index

Science & Technology	Lipper Science & Technology Funds	0.75%	July 1, 2019	June 30, 2021
Fund	Index

Short-Term Bond Fund	Lipper Short Investment Grade Debt	0.20%	July 1, 2019	June 30, 2021
	Funds Index

Tax Exempt Short-Term	Lipper Short Municipal Debt Funds	0.28%	July 1, 2019	June 30, 2021
Fund	Index

Small Cap Stock Fund	Lipper Small-Cap Core Funds Index	0.75%	July 1, 2019	June 30, 2021

Ultra Short-Term Bond	Lipper Ultra Short Funds Index	0.24%	July 1, 2019	June 30, 2021
Fund

Value Fund	Lipper Multi-Cap Value Funds Index	0.65%	July 1, 2019	June 30, 2021

Virginia Bond Fund	Lipper Virginia Municipal Debt	**	July 1, 2019	June 30, 2021
	Funds Index

World Growth Fund	Lipper Global Funds Index	0.75%	July 1, 2019	June 30, 2021

*The fee is computed at one-half of one percent (0.50%) of the first $750 million of average net assets, two-fifths of one percent (0.40%) of the portion of average net assets over $750 million but not over $1.5 billion, and one-third of one percent (0.33%) of the portion of average net assets over $1.5 billion.

**The fee is computed at one-half of one percent (0.50%) of the first $50 million of average net assets, two-fifths of one percent (0.40%) of the portion of average net assets over $50 million but not over $100 million, and three-tenths of one percent (0.30%) of the portion of average net assets over $100 million.

Current as of July 1, 2019

USAA MUTUAL FUNDS TRUST

By:	/s/ Christopher K. Dyer
Name:	Christopher K. Dyer
Title:	President

Accepted:

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ Michael D. Policarpo
Name:	Michael D. Policarpo
Title:	President, Chief Financial Officer and Chief
Administrative Officer

SCHEDULE A-2 TO ADVISORY AGREEMENT

PERFORMANCE ADJUSTMENT RATE

EQUITY FUNDS
Aggressive Growth Fund	International Fund
Capital Growth Fund	Precious Metals and Minerals Fund
Emerging Markets Fund	Science & Technology Fund
Growth & Income Fund	Small Cap Stock Fund
Growth Fund	Value Fund
Global Equity Income Fund	World Growth Fund
Income Stock Fund
Over/Under Performance Relative	Performance Adjustment Rate
to Index (in basis points)	(in basis points as a percentage
of average net assets)
+/- 100 to 400	+/- 4
+/- 401 to 700	+/- 5
+/- 701 and greater	+/- 6
FIXED INCOME FUNDS
California Bond Fund	Tax Exempt Intermediate-Term Fund
Government Securities Fund	Tax Exempt Long-Term Fund
Growth and Tax Strategy Fund	New York Bond Fund
High Income Fund	Short-Term Bond Fund
Income Fund	Tax Exempt Short-Term Fund
Intermediate-Term Bond Fund	Ultra Short-Term Bond Fund
Virginia Bond Fund
Over/Under Performance Relative	Performance Adjustment Rate
to Index (in basis points)	(in basis points as a percentage
of average net assets)
+/- 20 to 50	+/- 4
+/- 51 to 100	+/- 5
+/- 101 and greater	+/- 6

SCHEDULE B

to the

INVESTMENT ADVISORY AGREEMENT

between

USAA MUTUAL FUNDS TRUST

and

VICTORY CAPITAL MANAGEMENT INC.

Dated July 1, 2019

This Schedule B shall apply to each of the Funds identified on Schedule B-1 hereto (each, a "Fund").

(a)The Trust shall pay to the Adviser a fee for each Fund calculated daily and payable monthly in arrears, computed as a percentage of the average net assets of the Fund for such month at the rate set forth in Schedule B-1 thereto.

(b)The term "average net assets" of a Fund as used herein for any period shall mean the quotient produced by dividing (i) the sum of the net assets of the Fund (computed in the manner set forth in the Fund's most recent Prospectus and Statement of Additional Information) determined as of the close of business on each business day throughout the month, by (ii) the number of such days.

SCHEDULE B-1 TO ADVISORY AGREEMENT

FUNDS WITH NO PERFORMANCE FEE AND FEE RATES

Name of Fund	Fee Rate§	Last	Must Be
		Approved	Approved By

Money Market Fund	0.24%	July 1, 2019	June 30, 2021
Tax Exempt Money Market Fund	0.28%	July 1, 2019	June 30, 2021
Treasury Money Market Trust	0.125%	July 1, 2019	June 30, 2021
Global Managed Volatility Fund	0.60%	July 1, 2019	June 30, 2021
Managed Allocation Fund	0.60%	July 1, 2019	June 30, 2021
Nasdaq-100 Index Fund	0.20%	July 1, 2019	June 30, 2021
Extended Market Index Fund	0.10%	July 1, 2019	June 30, 2021
Cornerstone Moderately Conservative Fund	0.50%	July 1, 2019	June 30, 2021
Cornerstone Aggressive Fund	0.60%	July 1, 2019	June 30, 2021
Cornerstone Conservative Fund	0.00%	July 1, 2019	June 30, 2021
Cornerstone Equity Fund	0.00%	July 1, 2019	June 30, 2021
Cornerstone Moderate Fund	0.59%	July 1, 2019	June 30, 2021
Cornerstone Moderately Aggressive Fund	0.59%	July 1, 2019	June 30, 2021
S&P 500 Index Fund	0.10%	July 1, 2019	June 30, 2021
Target Managed Allocation Fund	0.50%	July 1, 2019	June 30, 2021
Target Retirement Income Fund	0.00%	July 1, 2019	June 30, 2021
Target Retirement 2020 Fund	0.00%	July 1, 2019	June 30, 2021
Target Retirement 2030 Fund	0.00%	July 1, 2019	June 30, 2021
Target Retirement 2040 Fund	0.00%	July 1, 2019	June 30, 2021
Target Retirement 2050 Fund	0.00%	July 1, 2019	June 30, 2021
Target Retirement 2060 Fund	0.00%	July 1, 2019	June 30, 2021

§Expressed as a percentage of average net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily or contractually waive any portion of the advisory fee from time to time. In addition, the Adviser may from time to time undertake in writing to limit the Funds' total expenses for a definite period of time.

[Signature Page Follows]

Current as of July 1, 2019

USAA MUTUAL FUNDS TRUST

By:	/S/ Christopher K. Dyer
Name:	Christopher K. Dyer
Title:	President

Accepted:

VICTORY CAPITAL MANAGEMENT INC.

By: /S/ Michael D. Policarpo

Name: Michael D. Policarpo

Title: President, Chief Financial Officer and Chief

Administrative Officer